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                                                                    Exhibit 99.1

                               [KENNAMETAL LOGO]


                   KENNAMETAL INC. EXPANDS BOARD OF DIRECTORS,
                   NAMES LAWRENCE W. STRANGHOENER TO NEW SEAT


LATROBE, Pa., Jan. 28, 2003 - Kennametal Inc. (NYSE: KMT) announced today that it is expanding its board of directors to 10 members, and that it has elected Lawrence W. Stranghoener, executive vice president and chief financial officer of Thrivent Financial for Lutherans, to fill the new seat.

"Larry Stranghoener has an impressive track record in financial leadership, strategic planning, and mergers and acquisitions, including broad international experience," said Markos I. Tambakeras, Kennametal's chairman, president and chief executive officer. "Larry's positions in businesses similar to ours will be of great value to Kennametal and our board of directors."

At Thrivent Financial, Mr. Stranghoener, 48, is the top financial officer for a financial-services company with annual revenue of $4 billion and $55 billion in assets under management. He joined Thrivent in January 2001 to help merge two predecessor organizations, Aid Association for Lutherans and Lutheran Brotherhood. That merger was completed in January 2002.

Prior to that, Mr. Stranghoener spent a year as vice president and chief financial officer of techies.com, an Internet-based professional services company. He also spent 17 years at Honeywell, prior to its merger with Allied Signal, including the last three as vice president and chief financial officer of the then $9 billion global industrial company.

Mr. Stranghoener graduated in 1976 from Olaf College in Northfield, Minn., with a bachelor's degree in American Studies. He received an MBA, with emphasis in finance and accounting, from Northwestern University's Kellogg School in 1978. He lives with his wife, Lynn, and three children in Plymouth, Minn.

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Kennametal Inc. aspires to be the premier tooling solutions supplier in the world with operational excellence throughout the value chain and best-in-class manufacturing and technology. Kennametal strives to deliver superior shareowner value through top-tier financial performance. The company provides customers a broad range of technologically advanced tools, tooling systems and engineering services aimed at improving customers' manufacturing competitiveness. With about 14,500 employees worldwide, the company's annual sales approximate $1.8 billion, with a third coming from sales outside the United States. Kennametal is a five-time winner of the GM "Supplier of the Year" award and is represented in more than 60 countries. Kennametal operations in Europe are headquartered in Furth, Germany. Kennametal Asia Pacific operations are headquartered in Singapore. For more information, visit the company's web site at www.kennametal.com

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